TETRAD CORPORATION PRIVATE LABELING AND SUPPLY AGREEMENT

PRIVATE LABELING AND SUPPLY AGREEMENT made and entered into this _1st____ day of May, 2004 by and between Tetrad Corporation, a Delaware corporation with a principal place of business in Englewood, Colorado (the "Supplier"), and Microhelix, Inc (the "Customer").

RECITALS

WHEREAS, Supplier designs and manufactures ultrasound probes and other related accessories; and

WHEREAS, Customer wishes to purchase the products listed in Exhibit A for distribution under its own private label; and

WHEREAS, Supplier wishes to enter into a Private-Labeling and supply relationship for its products with the Customer.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1. "Agreement" means this Agreement as well as any exhibits attached hereto.

1.2. "Delivery Point" means Supplier's facilities in Englewood, Colorado.

1.3. "Supplier Product" or "Product" means the products listed in Exhibit A, as such may be changed from time to time.

1.4. "Private-Labeled Product" means Supplier Product sold, leased or otherwise distributed under Customer's private label.

1.5. "End-User" means any person, entity, or organization who purchases, leases or otherwise acquires the Private-Labeled Product from Customer.

ARTICLE II
SUPPLY

2.1. *Supplier Product*: Supplier agrees to supply CUSTOMER with Supplier Product on a non-exclusive basis during the term of this Agreement.

2.2. *Territory*: CUSTOMER may sell, lease or otherwise distribute the Private-Labeled Product worldwide without any geographic restriction.

2.3. *Relationship Between Parties*: Each party agrees to conduct business in its own name as an independent contractor. No employment, agency, joint venture, or similar arrangement is created or intended between Supplier and Customer. Neither party has any right or

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authority to act for or bind the other in any respect or to make any representations or extend any warranties, express or implied, on behalf of the other.

2.4. *Duties of Customer*:

2.4.1. Customer shall use its best efforts to create, develop, and market the Private-Labeled Product and to keep Supplier informed of the progress of its development and marketing efforts. All marketing, advertising, promotional, distribution, training and support activities of Customer shall be at the sole judgment and expense of Customer.

2.4.2. Customer shall be solely responsible for training all End-Users in the use of the Private-Labeled Product.

2.4.3. Customer shall be solely responsible for all installation, use, support and service of the End-Users.

2.4.4. Customer shall notify Supplier as soon as is reasonably possible, generally within five business days, of any complaints by End-Users involving the Supplier Product, whether they involve service, product performance or other issues.

2.4.5. Customer shall obtain all necessary approvals, permits and licenses to sell, lease, and otherwise distribute the Private-Labeled Product. Customer shall indemnify Supplier for any losses, costs, and damages incurred by Supplier as a result of a failure by Customer to comply with any laws or regulations of any country.

2.5. *Minimum Purchase Commitments*: During each year during the term of this Agreement, Customer agrees to purchase the minimum quantities of Supplier Product set forth in Exhibit A.

2.6. *Confidentiality*:

2.6.1. During the term of this Agreement and at all times thereafter, Customer shall keep confidential (i) all confidential or proprietary information covering Supplier Product, (ii) any confidential information pertaining to the business of Supplier acquired or learned by Customer during the term of this Agreement, and (iii) any other information designated by Supplier as confidential or proprietary. Customer acknowledges that the information referred to in this Section shall at all times remain the property of Supplier and shall be deemed furnished to Customer in confidence. Customer shall use such proprietary information only in connection with its obligations under this Agreement.

2.6.2. During the term of this Agreement and at all times thereafter, Supplier shall keep confidential (i) all Customer's confidential or proprietary information covering the Customer Product, (ii) any confidential information pertaining to the business of Customer acquired or learned by Supplier during the term of this Agreement, and (iii) any other information designated by Customer as confidential or proprietary. Supplier acknowledges that the information referred to in this section shall at all times remain the property of Customer and shall be deemed furnished to Supplier in confidence. Supplier shall use such proprietary information only in connection with its obligations under this Agreement.

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2.7. *Duties of Supplier*:

2.7.1. As promptly as practicable after execution of this Agreement, Supplier shall transmit to Customer information, materials, manuals and other technical documents necessary to enable Customer to perform its obligations under this Agreement. Throughout the term of this Agreement, Supplier shall provide Customer with technical assistance during normal business hours as Customer may reasonably request.

2.7.2. Supplier shall service Supplier Product during and after the warranty period, provided that Supplier Product is returned to Supplier's designated repair facility by Customer at Customer's expense. After the warranty period, and as long as Supplier is supporting the Supplier Product, service shall be provided at the then prevailing Supplier service rates.

2.7.3. Supplier shall not discontinue the sale of any of Supplier Products without six (6) months prior written notice to Customer. In addition, Supplier shall not make any changes to any Supplier Product without ninety (90) days prior written notice to Customer describing such proposed changes; provided, however, that Supplier may make changes to any of its Products if such changes do not affect the form or function of the Supplier Product.

2.7.4. Supplier shall manufacture the Supplier Product in accordance with the Current Good Manufacturing Practice ("CGMP") requirements set forth in the Quality System Regulation promulgated pursuant to the applicable provisions of the U.S. Food, Drug, Cosmetic and Device Act and will provide Customer with access to its manufacturing facilities in order that Customer may make CGMP audits at such times as Customer shall deem necessary. Supplier is ISO 9001 certified.

ARTICLE III
TERMS OF PURCHASE AND SALE OF SUPPLIER PRODUCTS

3.1. *Supplier Product Pricing*: Customer shall pay the prices specified in Supplier's price list in effect on the date the order is received by Supplier. The current prices for the Supplier Product, and applicable discounts, are set forth in Exhibit A. All prices for the Supplier Product shall be F.O.B. the Delivery Point and shall be payable in currency of the United States. Supplier reserves the right, in its sole discretion, to change prices or discounts applicable to the Supplier Product. Supplier shall give written notice to Customer of any price change at least 90 days prior to the effective date thereof. The price in effect as of the date of Customer's receipt of notice of such price change shall remain applicable to all orders received by Supplier prior to that effective date.

3.2. *Orders*:

3.2.1. In order to help facilitate Supplier's planning for future sales to Customer, Customer shall provide Supplier with a twelve (12) month rolling forecast of Supplier Product orders, specifying model numbers, quantities and delivery dates. The first such forecast will be provided by Customer to Supplier no later than June 30, 2004. Such forecast shall be updated by Customer on a monthly basis. An order for Supplier Product shall not provide a delivery date less than the lead-time provided in Exhibit A.

3.2.2. All sales by Supplier to Customer are governed by the terms and conditions of this Agreement. Terms and conditions on Customer's purchase orders provided in

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connection with a purchase are superceded by this Agreement and are of no force or effect. Notwithstanding anything in this Section 3.2.2, Supplier and Customer may, by written agreement, modify the terms and conditions of this Agreement.

3.2.3. Customer Terms of Sale are detailed in Exhibit B.

3.3. *Cancellation of Orders*: Customer may not cancel any orders due for delivery within less than 60 days. All orders cancelled by Customer shall be in writing. If Customer cancels an order, which has been accepted by Supplier, Customer shall reimburse Supplier for any cost incident to such order incurred by Supplier prior to the time it was informed of the cancellation. Such costs may include materials already purchased or committed based on an accepted purchase order, vendor cancellation charges, and adjustments for volume-based discounts.

3.4. *Delivery – Title and Risk of Loss*: All sales of Supplier Product to Customer shall be made F.O.B. the Delivery Point. Title to and risk of loss of Supplier Product shall pass from Supplier to Customer at the Delivery Point. Supplier shall be responsible for arranging all transportation of Supplier Product. Customer shall pay all charges, including customs duties and consular documents, incurred with respect to the Supplier Product following their delivery to the carrier and shall be responsible for insurance at such time. The cost of freight and insurance shall be added to the invoiced amount and paid by Supplier.

3.5. *Inspection and Acceptance*: Promptly upon the receipt of a shipment of Supplier Product, Customer shall examine the shipment to determine whether any item or items included in the shipment were defective or damaged or whether any items to be included were not shipped. Within five (5) business days of receipt of the shipment, Customer shall notify Supplier in writing of any shortages, defects or damage which Customer claims existed at the time of delivery. Within five (5) days after the receipt of such notice, Supplier will investigate the claim of shortages, defects or damage, inform Customer of its findings, and deliver to Customer Supplier Product to replace any which Supplier determines, in its sole discretion, were short, defective or damaged at the time of delivery. Unless notice is given as provided in this Section 3.5, Customer shall be deemed to have accepted such Supplier Product and to have waived all claims for shortages, defects or damages.

3.6. *Taxes*: Customer shall pay any and all sales, use, value-added and other taxes of any nature assessed upon or with respect to the payments hereunder by any foreign, federal, state or local governmental entity, exclusive, however, of taxes based on Supplier's net income. In the event Supplier is required to pay any such taxes, Customer shall promptly reimburse Supplier for the same.

3.7. *United States Export Control*: Customer acknowledges that Supplier has informed it that United States law, United States Foreign Asset Control Regulations, and the United States Export Administration Regulations govern and may forbid the export, re-export or other disposition, without prior United States government approval, of Supplier Product, parts and related technical data received by Customer or its Customers. Customer therefore warrants that it will adhere to all provisions of United States law and these regulations and to the terms, conditions, required procedures and documentation of any export license available or issued for delivery to Customer or its End-Users of Private-Labeled Product, parts or technical data. Upon request, Customer shall provide Supplier all Customer information and documentary assistance required to maintain strict compliance with such law, the regulations and such license(s). Customer shall take all actions within its power, which may be reasonably necessary to assure that no Customer contravenes any United States law, the regulations or the provisions of any such license. Supplier shall be relieved of all obligations to provide Private-Labeled Product, parts or technical data to Customer, should Customer violate United States law, the regulations or the provisions of any export

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license(s), or should such sales be prohibited or license(s) be suspended or revoked by the United States government.

ARTICLE IV
INTELLECTUAL PROPERTY OF SUPPLIER

4.1. *Ownership of Proprietary Rights*: Customer acknowledges that Supplier owns all proprietary rights in the Supplier Product, including without limitation, all patents, copyrights, processes, technologies, know-how, trade secrets and other proprietary rights. Customer also acknowledges and agrees that (i) this Agreement does not transfer or provide to Customer any title or rights of ownership in such patents, copyrights, processes, technologies, know-how, trade secrets or other proprietary rights, and (ii) Customer may not sell, sublicense, transfer or make available to others such patents, copyrights, processes, technologies, know-how, trade secrets and other proprietary rights, except for the right to grant sublicenses of the Supplier Software as provided in this Agreement.

4.2. *Legal Rights*: Customer shall promptly report any unlicensed use of the Supplier Products or other activities which infringe or may infringe the copyrights, trade secrets, patents, trademarks or other proprietary rights of Supplier. Supplier retains the sole and exclusive right, but not the obligation, to utilize legal and judicial proceedings to protect and enforce Supplier's patents, copyrights, trademarks, trade secrets and other proprietary rights.

4.3. *Notices and Legends*: The Supplier Products and any Supplier documentation delivered to Customer will contain Supplier's copyright notice, trademarks and other proprietary legends. Any copies permitted to be made under this Agreement shall contain such copyright notice, trademarks, and other proprietary legends. Customer shall not remove or obscure any such notices or marks attached or affixed to Supplier Product.

ARTICLE V
WARRANTIES AND LIABILITY

5.1. *Patent and Copyright Indemnification*:

5.1.1. Supplier shall defend any suit or proceeding brought against Customer to the extent that it is based on a claim that the Supplier Product sold under this Agreement infringes a patent or copyright issued by the United States; provided Supplier is notified promptly in writing and given authority, information and assistance (at Supplier' expense) for the defense of the suit or proceeding. Supplier shall pay all damages and costs awarded against Customer in such suit or proceeding or settlement, if Supplier has been given full control of the defense and of the negotiations for settlement, if any, of the suit or proceeding (any settlement shall require the consent of Customer which shall not be unreasonably withheld). If any Supplier Product is held in such suit or proceeding to infringe a patent or copyright of the United States or is, in Supplier's opinion, likely to be held to infringe such a patent or copyright, Supplier may, at its option and expense, either (a) procure for Customer the right to continue using the Supplier Product; (b) replace the Supplier Product with non-infringing product; (c) modify the Supplier Product so that it becomes a non-infringing product; or (d) require return of the Supplier Product and refund the purchase price for the Supplier Product (less a deduction for depreciation equal to one and two-thirds percent of the purchase price for each full month since the date of delivery of the Supplier Product). Supplier shall have no liability to Customer if the infringement or claim thereof is based upon (a) the use of the Supplier Product in combination with other products, devices or software which are not furnished to Customer by Supplier, (b) modification of the Supplier Product by other than Supplier, or (c) use of the Supplier Product as part of any infringing

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process, apparatus or product. THIS SECTION STATES THE ENTIRE LIABILITY OF SUPPLIER FOR PATENT OR COPYRIGHT INFRINGEMENT.

5.2. *Warranty:* Supplier warrants to Customer that Supplier Product sold hereunder will be free from defects in materials and workmanship ("Defect") for a period of eighteen (18) months from the date of delivery to End-User or twenty (20) months from date of shipment to Customer, whichever occurs first. No claim will be allowed under this warranty unless the claimed defective Supplier Product is returned to Supplier's designated repair facility for inspection within the warranty period specified above. All transportation charges to Supplier's facility shall be paid by Customer. Supplier's sole responsibility under this warranty shall be, at Supplier's option, to either repair or replace the defective Supplier Product. All defective Supplier Product, or defective components thereof, returned under this warranty shall become Supplier's property. If Supplier determines that the Supplier Product contains a Defect, Supplier shall pay the return freight. If Supplier determines that the original Supplier Product did not contain a Defect, Customer shall pay Supplier all costs of handling, return transportation, and repairs at Supplier's prevailing rates. Supplier shall have no obligation to provide warranty services if the Defect in the Supplier Product is caused by malfunction of a third-party's hardware or software, by modification of the Supplier Product not made by Supplier, by operator error, by a use of the Supplier Product that is not in accordance with the operating instructions for the Supplier Product, by failure of electric power, or by other causes beyond Supplier's control. EXCEPT FOR THE EXPRESS WARRANTY STATED HEREIN, SUPPLIER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES ON SUPPLIER PRODUCT FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Customer has agreed to pay to Supplier $25 per ultrasound probe purchased under this Agreement to cover the estimated cost of an Extended Warranty for a period of eighteen (18) months from the date of delivery to End-User or twenty (20) months from date of shipment to Customer, whichever occurs first. Customer and Supplier agree to periodically review actual Warranty experience and re-negotiate in good faith this additional cost per probe in the event that actual warranty cost incurred with experience is materially different than originally estimated. An Extended Warranty is defined as a warranty provided by Supplier that extends the Standard Warranty by an additional six (6) months.

5.3. *No Warranty by Supplier to Customer:* Supplier is not making, and this Agreement does not extend, any warranties of the Supplier Product to End-Users except as specifically provided for below. Customer may, in its discretion, extend warranties to its End-Users. However, it is understood and agreed that Supplier is not a party to, and does not bear any responsibility or liability for, such warranties by Customer to its End-Users except as specifically provided for in Paragraph 5.2.

In the event that Customer is no longer able to support its warranty of Supplier Product due to cessation of business or another material event, Supplier agrees to assume the direct liability for Supplier Product operated by End-Users but only to the extent of the warranty provided by Supplier to Customer in Paragraph 5.2. Customer's records, described as Customer - Product Files, would be provided to Supplier by Customer that would provide the following critical information: End-User Name, End-User PO#, Model & Serial Number; Ship Date and Warranty Period Begin & End Dates. Customer records would be considered to accurately reflect status of all warranties except in so far that, if Supplier records differed, in which case, Supplier records would supercede Customer records for the purposes of this paragraph.

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5.4. *Liability*: In no event shall Supplier's liability under this Agreement include any special, indirect, incidental or consequential damages or claims for loss of business or profits, even if Supplier shall have been advised of the possibility of such potential loss or damage. The liability of Supplier arising out of this Agreement, the sale of Supplier Product or their use or from any other cause, whether based upon warranty, contract, tort, negligence or otherwise, shall not in any case exceed the original cost to Customer of the particular Supplier Product with respect to which loss or damage is claimed.

5.5. *Assumption of Risk*: Customer shall be fully responsible for the acts and conduct of its employees and agents and assumes all risk and liability for loss, damage or injury to any person or property arising from repair, alteration, misuse, mishandling, or negligence in storing or handling of any Supplier Product by the Customer, including its agents and employees. Customer shall indemnify and hold Supplier harmless from all claims, liabilities and damages (including Supplier's costs and fees of counsel incurred in its defense) arising out of any acts or conduct of Customer or its employees or agents.

5.6. *Force Majeure*: The parties shall not be liable for any breach of this Agreement resulting from any cause beyond their control including, without limitation, acts of God, fire, flood, strike, lockout, factory shutdown, act of civil or military authority, priority request, order of any government or any department or agency thereof, insurrection, riot, war or embargo. Any suspension of a party's performance by reason of this Section shall be limited to the period during which the cause of such suspension exists, but shall not affect or extend the running of the term of this Agreement.

5.7. *Adequacy of Supply*: In the event of shortage of supply of labor, materials or goods for any reason, Supplier may allocate its available supply, in accordance with applicable law, among itself and all of its customers and Customer, including those not under contract, as well as those whose orders have been accepted, in a fair manner determined by Supplier in its sole discretion.

ARTICLE VI
TERM AND TERMINATION

6.1. *Term*: This Agreement shall become effective as of the date first stated above and, unless earlier terminated in accordance with its provisions, shall remain in effect for a period of one (1) year. Unless either party gives a notice of termination in writing to the other party at least sixty (60) days before the end of the original or any extended term of this Agreement, this Agreement shall be automatically renewed on a year-to-year.

6.2. *Termination*:

6.2.1. Either party may terminate this Agreement, effective upon the delivery of written notice of such termination to the other party, if: (i) the other party is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within 30 days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property; or (ii) there is a breach by the other party of any of the terms and conditions of this Agreement, provided that the party not at fault has given the other party thirty (30) days prior written notice of such breach and such other party has not remedied the breach.

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6.2.2. Supplier may terminate this Agreement, effective upon the delivery of written notice of such termination to Customer, if: (i) Customer has failed to pay Supplier when due any amounts due Supplier, provided Supplier has given Customer ten (10) days prior written notice of such nonpayment and Customer has failed to make such payment; or (ii) Customer does not purchase the minimum amount of Supplier Product specified in Exhibit A.

6.2.3. Customer may terminate this Agreement at end of any twelve (12) month period during the term of this Agreement by giving written notice to Supplier at least sixty (60) days prior to the end of such twelve (12) month period that it does not desire to purchase the minimum amount of Supplier Product specified in Exhibit A for the subsequent twelve (12) month period and therefore is terminating this Agreement.

6.2.4. The failure of either party to terminate the relationship created by this Agreement upon the occurrence of any event described in Section 6.2, shall not constitute a waiver of such party's right to terminate the relationship created by this Agreement upon any subsequent occurrence of any of those events.

6.3. *Effect of Termination*:

6.3.1. Upon the expiration or termination of the relationship created by this Agreement for any reason, Customer's rights under this Agreement shall terminate, except that Customer may continue to sell its remaining inventory of Supplier Product for a period of six (6) months after termination.

6.3.2. Notwithstanding anything to the contrary in this Agreement, no expiration or termination of this Agreement by either party shall affect any rights or obligations of (i) Customer to pay Supplier for all amounts it owes Supplier under this Agreement, or (ii) Customer to pay for Supplier Product which are ordered prior to such expiration or termination, or (iii) Customer to comply with its obligations under Sections 2.4.2, 2.4.3, 2.4.4, 2.4.5, and 2.6 above, or (iv) Supplier to comply with its obligations pursuant to ARTICLE V of this Agreement (with respect to Supplier Product still under warranty), or (v) any other provisions intended by the parties to survive such expiration or termination.

6.4. *No Property Right*: Customer has no expectation that this Agreement shall continue beyond the expiration of this Agreement or its earlier termination as herein provided. Customer does not own nor shall it be deemed to own any right of property in this Agreement. The parties agree that any termination or expiration of this Agreement shall not constitute an unfair or abusive termination or create any additional liability or claim of whatever nature, except as expressly set forth in this Agreement.

6.5. *Nonexclusive Remedy*: The right of either party to terminate is not an exclusive remedy, and either party shall be entitled, under appropriate circumstances, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other remedy available under the laws of any applicable jurisdiction.

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ARTICLE VII
GENERAL PROVISIONS

7.1. *Severability*. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

7.2. *Limitation of Actions*: No arbitration or other action, regardless of form, arising from the transactions under this Agreement, may be brought by either party more than two (2) years after the cause of action has occurred.

7.3. *Assignment*: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement to the contrary is intended to confer on any person other than the parties or the respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.4. Arbitration: Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the English language in Denver, Colorado, U.S.A. in accordance with the rules then in force of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. This provision shall survive and be specifically enforceable against each of the parties notwithstanding prior termination of this Agreement.

7.5. *Incorporation of Exhibits*: All exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

7.6. *Governing Law*: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, U.S.A., applicable to contracts made and to be performed in that state.

7.7. *Headings*: The descriptive headings contained in this Agreement are included for convenience and reference only and shall not affect the meaning or interpretation of this Agreement.

7.8. *Counterparts*: This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9. *Notices*: Any notice or other communication under this Agreement given by either party to the other shall be in writing and shall be delivered in person or sent via facsimile or overnight courier service to the intended recipient at the address specified below its signature at the end of this Agreement; and notices or other communications shall be deemed to have been given when received (if personally delivered or if sent via facsimile) and when sent (if sent via overnight courier service). Either party may from time to time change such address by giving the other party notice of such change in accordance with this paragraph.

7.10. *Entire Agreement*: This Agreement, including the Exhibits attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No additions to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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7.11. *Non-Exclusive Right*: Supplier may sell Supplier Product and license Supplier Software to others, including for the Field of Use. There are no exclusive rights granted to Customer under this Agreement.

IN WITNESS WHEREOFF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

Tetrad Corporation	**Customer**
By: [signature]	**By:** ____________
Name: Said Azim	**Name:** _____Ty Pettit
Title: President and CEO	**Title: President & CEO**
Date: June 2, 2004	**Date:** ____________
Address:	**Address of Customer:**
357 Inverness Drive South, Suite A **Englewood, CO 80112** **U.S.A.**	**16125 SW 72nd Avenue** **Portland, OR 97225** **U.S.A.**

7.11. *Non-Exclusive Right:* Supplier may sell Supplier Product and license Supplier Software to others, including for the Field of Use. There are no exclusive rights granted to Customer under this Agreement.

IN WITNESS WHEREOFF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

Tetrad Corporation	**Customer**
By: ______________________	**By:** ______________________
Name: Said Azim______________	**Name: Ty Pettit**
Title: President and CEO________	**Title: President & CEO**
Date: ______________________	**Date:** 6/2/04
Address:	**Address of Customer:**
357 Inverness Drive South, Suite A **Englewood, CO 80112** **U.S.A.**	**16125 SW 72nd Avenue** **Portland, OR 97225** **U.S.A.**